                                PENNACO ENERGY, INC.
                                EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of this ________ day of July, 1998 by and between GLEN C. WARREN, JR., residing at 321 West 90th Street, New York, NY 10024 ("Executive"), and PENNACO ENERGY, INC., a Nevada corporation, with offices at 1050 17th Street, Suite 700, Denver, Colorado 80265 (the "Company"), for the purpose of setting forth the terms and conditions of Executive's employment by the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services. As of the Effective Date, this Agreement supersedes any prior understandings or agreements between Executive and the Company or any of the Company's subsidiaries or affiliates.

                                     RECITALS:

     WHEREAS, the Board desires to employ Executive and to provide Executive with certain arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of Executive as a member of the Company's management, in the best interest of the Company and its shareholders. Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

     WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   TIME AND EFFORTS

     1.1 Executive shall be employed as the Company's Chief Financial Officer and Executive Vice President and, subject to Section 1.4 hereof, shall devote his full-time attention to the duties and responsibilities of Chief Financial Officer and Executive Vice President in furtherance of the Company's business. Subject to consultation with and the direction of the President and the Board of Directors , Executive shall have responsibility for, and authority over, all financial related matters concerning the Company and other duties and responsibilities delegated by the President and the Board of Directors of the Company, which are consistent with Executive's position and status as Chief Financial Officer.

     1.2 In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Chief Financial Officer and Executive Vice President specifically, Executive shall be furnished copies of the Company's policies, rules, and regulations as they are implemented. Executive shall report to the President of the Company.



                              Page 1 of Thirteen

     1.3 The President shall use his best efforts, pursuant to his terms of employment with the Company to designate a Board of Directors Member, to cause Executive to be elected a member of the Company's Board of Directors during the Term of this Agreement, likewise the Company shall pursuant to the terms of the President's employment use its best efforts to cause Executive to be elected a member of the Company's Board of Directors during the Term of this Agreement (as defined in Section 2 below).

     1.4 Without the prior express authorization of the Board, Executive shall not, directly or indirectly, during the Term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments, conducting private business affairs, or engaging in educational, civic, or charitable activities, if those activities do not materially interfere with the services required hereunder. Subject to the reasonable prior approval of the Board, Executive may act as a director of any profit or non-profit corporation or other business entity, if such activity is not inconsistent with the business of the Company.

     1.5 In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

     1.6 Without first obtaining the written permission of the Board in each instance, Executive will not authorize or permit the Company to engage the services, of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Agreement shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever.

2.   TERM

     The initial Term of this Agreement is from July 1, 1998 (the "Effective Date") until June 30, 2002; on each anniversary of the Effective Date after July 1, 2002, this Agreement shall be automatically renewed for a new one-year Term from such anniversary date unless the Board of Directors notifies Executive in writing 90 days prior to the anniversary of the Effective Date that the Company will not be renewing this Agreement on the next anniversary of the Effective Date, or unless sooner terminated pursuant to Section 4. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of Executive's employment hereunder.

3.   COMPANY'S AUTHORITY

     Executive agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Executive's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Executive either verbally or in writing.



                              Page 2 of Thirteen

4.   TERMINATION

     This Agreement shall be terminated upon the happening of any of the following events:

     4.1  Upon the death of Executive.

     4.2 Whenever the Company and Executive shall mutually agree to termination.

     4.3 At the option of the Company, upon 15 days written notice by the Board of Directors to Executive, for Cause. "Cause" shall exist for such termination if Executive (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction;
(ii) has engaged in serious misconduct, materially and demonstratively causing injury to the Company. As used herein, "misconduct" means (a) continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical illness, after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (b) engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. Notwithstanding the forgoing Executive shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above and specifying the particulars thereof in detail; (iii) has made any material misrepresentation or omission to the Company under Section 1.5 hereof as determined by an affirmative vote of two-thirds of the Board of Directors; (iv) has committed an unexcused material breach of his duty in the course of Executive's employment as determined by an affirmative vote of two-thirds of the Board of Directors; (v) has been guilty of habitual neglect of his duties as determined by an affirmative vote of two-thirds of the Board of Directors; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty or other misconduct that would constitute a felony as determined by an affirmative vote of two-thirds of the Board of Directors; or (vii) has committed a material, unexcused breach of this Agreement as determined by an affirmative vote of two-thirds of the Board of Directors.

     4.4 The Company may terminate Executive's employment under this Agreement at any time without Cause, subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement. Should the Company demote the Executive below the status of Chief Financial Officer without Cause, this Agreement shall terminate subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement.

     4.5 At the option of Executive, upon 30 days written notice by Executive to the Company.

     4.6 If as a result of Executive's incapacity due to physical or mental illness, Executive shall have begun to receive benefits under an insured long term disability plan of the Company, and within 30 days after written notice of termination is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Board of Directors may terminate Executive's employment hereunder.

     4.7 Upon the expiration of the Term of this Agreement, or any extension or renewal thereof.


                              Page 3 of Thirteen

     4.8 Any termination of employment by the Board of Directors or by Executive shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the reason for termination of the Executive's employment, or in the case of resignation, said notice must specify in reasonable detail the basis for such resignation.

5.   CURRENT COMPENSATION

     5.1 ANNUAL SALARY. For all services rendered by Executive under this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept the annual Salary and Incentive Compensation, if any, all in accordance with the subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary and Bonus Compensation, if any. Executive shall be entitled to receive as current compensation an annual salary in an amount of not less than $100,000 per annum (hereinafter referred to as the "Annual Salary"). Such Annual Salary shall be reviewed at least annually by the Board of Directors and maybe increased as it deems appropriate. Such Annual Salary may not be decreased during the term of this Agreement. References in this Agreement to "annual" or "per annum" or "Annual" and similar phrases shall mean the twelve-month period commencing on July 1st of each year during the Term of this Agreement unless otherwise indicated.

     5.2 BONUS COMPENSATION. Executive shall be entitled to a single, one time bonus of $150,000 payable within 15 days after the Company has received the signed audit report covering the year-end financial statements for fiscal 1999 ("Single Bonus"). Executive shall also be entitled, beginning in the Company's fiscal year 2000, to annual incentive compensation ("Bonus Compensation") equal to 1% of the sum of the Company's net after-tax earnings as reported in the Company's audited year-end financial statements plus interest expense, deferred taxes, depletion expenses, depreciation expenses, amortization expenses, and exploration expenses (which sum is hereinafter referred to as "cash flow"). The parties agree that exploration expenses would be deducted from net after-tax earning only if the Company has elected the "successful-efforts" accounting method; if the Company has elected the "full-cost" accounting method, exploration expenses would already be deducted in the computation of the Company's net after-tax earnings, subject to the additional provisions forth in Sections 5.2.1 and 5.2.2 below.

          5.2.1 The parties agree that Bonus Compensation payments are intended to be based on cash flow from undrilled Company-owned properties as of the date of this Agreement and undrilled properties acquired by the Company subsequent to the date of this Agreement. Should the Company acquire proven-producing properties with existing cash flows, net income less the hypothetical income tax due thereon plus interest expense, deferred taxes, depletion expenses, depreciation expenses, amortization expenses, and exploration expenses (which exploration expenses would only be added if the Company has elected the "successful-efforts" accounting method) attributable to the acquired, proven-producing properties shall be deducted from the base amount upon which the cash flow is derived.

          5.2.2 Should the Company acquire proven-producing properties with existing cash flows, the parties agree to negotiate in good faith with respect to the development of a schedule of the declining production profile of such properties. The parties agree that the amount derived by multiplying the proven-production stream, as set forth in the schedule, by the corresponding sales price, less corresponding production costs shall be subtracted from the cash flow upon which Bonus Compensation is based.




                              Page 4 of Thirteen

          5.2.3 Bonus Compensation payments due hereunder shall be made within 15 days after the Company has received the signed audit report covering the year-end financial statements. No Bonus Compensation shall be earned until the fiscal year end of each fiscal year during the this Agreement except as allowed in Section 5.5 hereof.

     5.3 401(k) PLAN. Executive shall be entitled to participate in the Company's 401(k) or other similar retirement benefit plan. The Company agrees to implement a 401(k) or other similar retirement benefit plan as soon as it is reasonably feasible, based on the size of the Company and its financial condition.

     5.4 PAYMENTS OF CURRENT COMPENSATION. The payment of Executive's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. Any payment for Incentive Compensation will be made in accordance with the Executive Incentive Compensation Plan, and payment will be made in one lump sum concurrently with payments made to others in senior management. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

     5.5  PAYMENT OF COMPENSATION ON TERMINATION.

          5.5.1 Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 4.1, 4.2, 4.3, 4.5, 4.6, or 4.7 hereof, Executive shall be entitled, within 30 days of termination, to any Annual Salary, Single Bonus, Bonus Compensation, and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination. Executive shall also be entitled to exercise any vested options for a period of 90 days following the termination of his employment hereunder.

          5.5.2 Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 4.4 hereof, Executive shall be entitled to any Annual Salary, Single Bonus, Bonus Compensation, and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination. In addition, in the case of termination pursuant to Section 4.4, the payment of $400,000 in cash, within 30 days of termination, if terminated prior to the first anniversary of the Effective Date, $750,000 in cash, within thirty days of termination, if terminated pursuant to Section 4.4 after the first anniversary of the Effective Date but prior to the 2nd anniversary of the Effective Date, and $1,250,000 in cash if terminated pursuant to Section 4.4 after the 2nd anniversary of the Effective Date with said additional payment made in quarterly installments with the first said installment made within 30 days of termination. Executive shall also be entitled to exercise any vested options for a period of 90 days following the termination of his employment hereunder. The provisions of this Section 5.5.2 shall apply throughout the Term of this Agreement, including any period of extension in accordance with the provisions of Section 2 above.

          5.5.3 In the event that Executive is not serving as the Chief Financial Officer during the term of this Agreement as a result of a change of control (as hereafter defined), or is terminated as a result of a change of control Executive shall be entitled to any Annual Salary, Single Bonus, Bonus Compensation, and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination. Upon termination as a result of a change of control, Executive shall also be entitled to receive the payment set forth in Section 5.5.2, except that in all circumstances the amount of the payment shall be $1,500,000, and shall be entitled to exercise all granted stock options for a period of 180 days following the termination of his employment hereunder.



                              Page 5 of Thirteen

          5.5.4 For all purposes of this Agreement, a "change of control" shall mean and shall be deemed to have occurred if: (i) there shall be consummated (x) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the stockholders of the Company, other than "affiliates," as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any party to such consolidation or merger, as the same shall have existed immediately prior to such consolidation or merger, or (Y) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company; or (iii) any "person" (as such term is used in the Section 13(d) and 14(d) (2) of the Exchange Act) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding common stock, without the prior approval of the Board; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (v) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act shall have occurred; (vi) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger Executive is not retained by the Board of Directors as the Chief Financial Officer of the Company.

6.   DETERMINATION OF DISABILITY; PAYMENT OF DISABILITY INSURANCE PREMIUMS

     6.1 In the event Executive's disability, as defined in Section 4.6, is in question, and after written request by the Company, Executive refuses to be examined by his regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

     6.2 Executive shall be entitled to the disability benefits available to all executive employees of the Company.

7.   MISCELLANEOUS BENEFITS

     7.1 MEDICAL INSURANCE. Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees. It is the intent of the Company to establish a medical and dental insurance program as soon practicable.

     7.2  PAYMENT OF BENEFITS ON TERMINATION OF EMPLOYMENT.   If Executive's
employment with the Company is terminated, Executive shall be entitled to maintain his employee benefits in accordance with his maximum COBRA rights.

     7.3 BUSINESS EXPENSES. Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with Executive's attendance of business meetings and promotion of Company business upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts disallowed as a business expense for federal or state



                              Page 6 of Thirteen
income tax purposes shall be deemed additional salary to Executive. The fact that the Company may not reimburse Executive for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

     7.4 ADDITIONAL BENEFITS. Executive shall be entitled to participate in all programs, rights and benefits for which executive is otherwise entitled to any bonus plan, incentive plan, participation plan or extra compensation plan, pension plan, profit sharing plan, life, medical, dental, disability or other insurance plan or policy or other plan or benefit the Company may provide for senior executives or for employees of the Company generally from time to time in effect during the term of this Agreement. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall be not less than the most favorable rights and highest amounts granted to employees of similar or lower position with the Company and on terms at least as favorable.

     7.5 MOVING EXPENSES. The company will pay for reimbursement of all of Executive's reasonable moving expenses that occur prior to December 31, 1999, including up to two separate shipments.

8.   VACATION

     During each calendar year of the Term of this Agreement, Executive shall be entitled three weeks of paid vacation, earned ratably over the Term of each calendar year during the Term of this Agreement. Executive shall be entitled to receive payment for accrued vacation not taken during each calendar year during the Term of this Agreement or may accrue such vacation for use in a subsequent calendar year; however Executive shall be subject to a maximum of six weeks of accrued vacation.

9.   RESTRICTIVE COVENANTS

     9.1 CONFIDENTIAL INFORMATION. Executive acknowledges that in his employment hereunder he occupies a position of trust and confidence. During the Term , and thereafter in accordance with the provisions of this Agreement, Executive shall not, except as may be required to perform his duties hereunder as required by applicable law, and except for information which is or becomes publicly available other than as a result of a breach by Executive of the provisions hereof, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective suppliers, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment hereunder, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, information and supplier, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries affiliates or prepared by Executive during the Term of his employment by the Company. The obligations hereof shall not apply to any information which is or becomes public or in the public domain by action of the Company or through no fault of Executive.

     9.2 BUSINESS DIVERSION. During the term and for 30 months thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, to the exclusion of



                              Page 7 of Thirteen
the Company. However, Executive may contract with the same customers and suppliers after the Term hereof so long as it is not to the exclusion of the Company's relationships with such customers and suppliers.

     9.3 NON-SOLICITATION. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to, among other things, their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers and customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term and for 12 months thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any other person on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, including its subsidiaries or affiliates, to any other person. However, if Executive's employment is terminated in accordance with the provisions of Section 4.4, nothing herein shall prevent Executive from soliciting or recruiting, directly or indirectly, any employee of the Company recruited to the Company by Executive.

     9.4 If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 9 (the "Restrictive Covenants"), the Company and its subsidiaries shall have the right to the following:

          9.4.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries and that money damages would not provide an adequate remedy to the Company or its subsidiaries.

          9.4.2 ACCOUNTING. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction constituting a breach of the Restrictive Covenants.

          9.4.3 SEVERABILITY OF RESTRICTIVE COVENANTS. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines at any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid provisions.

          9.4.4 BLUE PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope or such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall not be enforceable.

          9.4.5     ENFORCEABILITY OF JURISDICTIONS.  The obligations in this
Section 9 shall survive the termination of Executive's employment or expiration of this Agreement and shall be fully enforceable thereafter. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the



                              Page 8 of Thirteen
right of the Company or its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent Restrictive Covenants.

10.  PARTICIPATION IN STOCK AND OPTION EXECUTIVE COMPENSATION PLAN

     10.1 Executive shall be granted within 30 days of Effective Date (i) options (the "$2.50 Options") to purchase 200,000 shares of Common Stock of the Company pursuant to the terms and conditions contained in the Company's Stock and Option and Incentive Award Plan, (the "Plan") at an exercise price equal to $2.50 per share; (ii) options (the "$3.25 Options") to purchase 100,000 shares of Common Stock of the Company pursuant to the terms and conditions contained in the Plan at an exercise price equal to $3.25 per share; and (iii) options (the "$5.00 Options") to purchase 200,000 shares of Common Stock of the Company pursuant to the terms and conditions contained in the Plan at an exercise price equal to $5.00 per share. The $2.50 Options, the $3.25 Options, and the $5.00 Options shall vest ratably over a four-year period on each anniversary of the Effective Date.

     10.2 Executive shall be granted options (the "Additional Options") to purchase such number of shares of Common Stock of the Company that equals 1% of the number of shares of Common Stock and/or the number of shares represented by share purchase warrants or convertible securities issued by the Company during the term of this Agreement pursuant to capital-raising, merger, or acquisition activities of the Company pursuant to which the Company issues any equity securities, including the Company's current placement of shares of Common Stock at $3.25 per share. Additional Options will be granted pursuant to the terms and conditions contained in the Plan at an exercise price equal to the price of the shares of Common Stock issued by
the Company in any such transaction.   The Additional Options shall be
granted as of the closing of any such transaction, shall vest 18 months from the date of grant, and shall expire 48 months from the date of grant.

     10.3 Executive shall be considered for additional grants of options, stock appreciation rights, phantom stock rights, and any similar option or securities or equity compensation when and as such grants are considered for other executives or employees of the Company.

     10.4 In the event of termination of Executive's employment pursuant to a change in control, Executive shall be entitled to exercise all of the $2.50 Options, $3.25 Options, $5.00 Options, and any Additional Options that have been granted. In the event of termination of Executive's employment pursuant to Section 4.4, the $2.50 Options, $3.25 Options, $5.00 Options, and any Additional Options that have been granted but have not yet vested in accordance with their terms shall vest as follows:


                                                        Percentage of
                        Time of Termination            Options to Vest
                        -------------------            ---------------
                 July 1, 1998 to June 30, 1999           25% of total
                 July 1, 1999 to June 30, 2000           50% of total
                 July 1, 2000 to June 30, 2001           75% of total
                 July 1, 2001 to June 30, 2002          100% of total

     10.5 In the event of termination of Executive's employment, the Executive shall have the right for 180 days after such termination date to sell any of Executive's shares of Common Stock, and the Company shall be obligated to buy any of such shares of Common Stock, at the market price of the Company's


                              Page 9 of Thirteen

Common Stock. Executive agrees to grant the Company a right of first refusal for a 30-day period to purchase any shares of Common Stock owned by Executive offered to anyone other than the Company and agrees that the Company has the right to assign its rights to purchase Executive's shares pursuant to the terms hereof.

     10.6 Any shares of Common Stock issued pursuant to the exercise of stock options granted under the terms of this Section 10 shall bear a legend indicating that such shares of Common Stock are subject to repurchase by the Company, or its assignee, in accordance with the terms of this Agreement.

11.  DISPUTE RESOLUTION

     The parties agree that any dispute that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company, the termination of that employment, or any other dispute by and among the parties or their successors, assigns or affiliates, shall be submitted to binding arbitration in Denver, Colorado according to the Employment Dispute Resolution Rules and Procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or cause of action for wrongful termination, impairment of ability to compete in the open labor market, breach or an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the applicable state constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Labor-Management Relations Act, as amended, the Worker Adjustment and Retraining and Notification Act of 1988, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended.

12.  ASSIGNMENT

     This Agreement is a personal contract, and the rights, interests and obligations of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

13.  SUCCESSOR

     This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.

14.  NOTICES



                              Page 10 of Thirteen

     All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

15.  INVALID PROVISIONS

     Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.  AMENDMENT, MODIFICATION OR REVOCATION

     This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

17.  HEADINGS

     The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

18.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

     No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

19.  ATTORNEYS' FEES

     If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator. The Company shall pay reasonable attorney's fees charged by Executive's attorney to review this Agreement.



                              Page 11 of Thirteen

20.  FURTHER ASSURANCES

     The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

21.  CONTROLLING LAW

     This Agreement shall be governed by the laws of the State of Nevada.

22.  WAIVER

     A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

23.  INDEMNIFICATION

     To the fullest extent permitted by law and the Company's Certificate of Incorporation and Bylaws, the Company shall indemnify, defend, and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys fees, incurred or paid by Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Executive of services for, or acting as, an officer or employee of the Company or any subsidiary thereof. The Company agrees to use its best efforts to maintain directors' and officers' liability insurance, but the failure of the Company to Maintain such insurance or any portion thereof shall not negate nor diminish Company's obligations as set forth in this paragraph.

24.  PERIODIC REVIEWS

     During January of each year during the term hereof, the Board of Directors of the Company shall review Executive's Annual Salary, bonus, stock options, and additional benefits then being provided to Executive. Following each such review, the Company may in its discretion increase the Annual Salary, bonus, stock options, and benefits; however, the Company shall not decrease such items during the period Executive serves as an employee of the Company. Prior to February 28th of each year during the term hereof, the Board of Directors of the Company shall communicate in writing the results of such review to Executive.



                              Page 12 of Thirteen

     IN WITNESS WHEREOF, the parties have entered into this Agreement on July __, 1998.

THE COMPANY:                           EXECUTIVE:


PENNACO ENERGY, INC.



By:
    ------------------------------     ---------------------------------
     Paul A. Rady, President           GLEN C. WARREN, JR.




                            Page 13 of Thirteen